Exhibit 99

            SPS Records Charge Related to Carolina Energy Project

      Southwestern Public Service Company (NYSE:SPS) today reported it will record a one-time, after-tax charge of 25 cents per common share for the period ended June 30, 1997, to write-off the $16.1 million recorded investment of its subsidiaries Quixx Corporation and Utility Engineering Corporation in the Carolina Energy Project in Kinston, N.C.

      SPS disclosed in February that construction of the waste-to-energy CEP project, originally scheduled to be completed later this year, had been halted pending an independent analysis of the project's viability, and that banks providing debt financing to the project had withheld funds for continued construction.

      Quixx and Utility Engineering, other equity owners, senior creditors, the cities and counties providing waste for fuel and the constructor have been unable to restructure the project on mutually agreeable terms. The construction contractor is demobilizing, and the creditors have initiated remedies provided under the credit agreement. Accordingly, SPS, Quixx and Utility Engineering management have determined it is unlikely the project will be completed under present ownership, if at all, and the subsidiaries' investments in CEP are unlikely to be recovered.

      Quixx's investment, approximately $13.64 million, represents a one-third ownership in the facility, including a one percent general partnership interest. UE's net investment from engineering service fees, subordinated debt and related interest receivable equals $2.42 million.

      SPS also reported in February a one-time, after-tax charge of 25 cents per common share for the period ended Dec. 31, 1996, to write-off a $16 million investment of Quixx in a companion waste-to-energy project, BCH, in Fayetteville, N.C.

      Southwestern Public Service Company primarily provides electric service to a population of about one million people in a 52,000-square-mile area covering eastern and southeastern New Mexico, the South Plains and Panhandle of Texas, the Oklahoma Panhandle and southwestern Kansas. Corporate headquarters is in Amarillo, Texas.
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For more information:
News Media: Bill Crenshaw, Corporate Communications, (806) 378-2120
Security Analysts: Jim Steinhilper, Group Manager of Finance, (303) 294-8227